                             EMPLOYMENT AGREEMENT



         EMPLOYMENT AGREEMENT entered into as of September 23, 1997, by and between Pivot Rules, Inc., a New York corporation (the "Company") and Bradley Erickson ("Erickson").

                                   RECITALS

         1. The Company desires to retain the services of Erickson as the Chief Creative Officer of the Company in accordance with the terms and conditions of this Agreement.

         2. Erickson will serve the Company as its Chief Creative Officer in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Erickson agree as follows:

         1.       TERM

         The Company hereby agrees to employ Erickson as the Chief Creative Officer of the Company, and Erickson hereby agrees to serve in such capacity, for a term commencing within three weeks of the date hereof, and ending December 31, 2000, upon the terms and subject to the conditions contained in this Agreement.

         2.       DUTIES

         During the term of this Agreement, Erickson shall serve as the Chief Creative Officer of the Company, and shall be responsible for the duties attendant to such office, which duties will be generally consistent with his position as an executive officer of the Company and such other managerial duties and responsibilities with the Company as may be assigned by the President and/or the Board of Directors of the Company and which are detailed in appendix A.

         The principal location of Erickson's employment shall be in the New York City vicinity, although Erickson understands and agrees that he will be required to travel frequently for business reasons. Erickson shall devote his full professional and business time and best efforts to the performance of his duties as the Chief Creative Officer of the Company during the term of this Agreement; provided that Erickson shall be permitted to continue to engage in his freelance wedding design business on nights and weekends so long as it does not interfere with the performance of his duties for the Company. Erickson shall not, directly or indirectly, render services to any other person or entity, without the consent of the Board of Directors.

         3.       COMPENSATION

         For services rendered by Erickson to the Company during the term of this Agreement, the Company shall pay him a base salary of $125,000 per year, payable in accordance with the standard payroll practices of the Company, subject to annual increases in the sole discretion of the Company's Board of Directors, taking into account merit, corporate and individual performance and general business conditions, including changes in the "cost of living index," but in no event shall his salary, after giving effect to such increase, be less than the amounts set forth below:


      Year                                                        Amount
      ----                                                        ------

      September 23, 1997 to December 31, 1998                     $125,000
      January 1, 1999 to December 31, 1999                        $137,500
      January 1, 2000 to December 31, 2000                        $151,250


         4.       BONUS/OPTIONS

                  a. For each fiscal year during the term of this Agreement, Erickson shall be eligible to receive a bonus set by the Board of Directors in its sole discretion, based on such factors as the Board deems appropriate; provided that such bonus shall not exceed 25% of Erickson's base salary paid during such fiscal year. Bonuses to be paid to Erickson pursuant to this paragraph 4a shall be paid within 30 days following completion of the audit of the annual financial statements of the Company for the fiscal year in question.

                  b. The Company hereby agrees to cause the issuance to Erickson of stock options ("Options") to purchase shares of the Company's common stock, $.01 par value ("Common Stock") in accordance with the following schedule: (i) Options to purchase 24,000 shares of Common Stock to be issued on the date he commences employment with the Company. All Options shall be issued pursuant to, and in accordance with, the Company's 1997 Stock Option Plan (the "Plan") to the maximum extent permitted by law. The Options shall be Incentive Stock Options (as defined in the Plan) and shall be exercisable at a price equal to the greater of $5.00 per share of Common Stock or the Fair Market Value (as defined in the Plan) of the Common Stock on the date of issuance of such Option. Each Option shall vest over a 33 month period at a rate of 3 1/3% (three and one third of a percent) per month, commencing May 1, 1998. In the event of the termination of Erickson's employment for any reason, he shall have 30 days within which to exercise any vested Options and any unvested or unissued Options shall be forfeited.

                 c. In addition to the bonus granted in 4a, Erickson shall be eligible to receive a one time bonus ("One Time Bonus") of $75,000 in the event the Pivot Rules sportswear brand (excluding any other division's sales) hits the agreed upon target net sales level ("Target Sales Level"). The Target Sales level for calendar year 1999 is $20 million net sales as reflected in the company's audited financial statements and for calendar year 2000 is $25 million net sales as reflected in the company's audited financial statements. In the event Erickson earns this bonus in

1999, he is not eligible to earn it again in 2000. Bonuses to be paid to Erickson pursuant to this paragraph 4c shall be paid within 30 days following completion of the audit of the annual financial statements of the Company for the fiscal year in question.

         5.       EXPENSE REIMBURSEMENT AND PERQUISITES

                  a. During the term of this Agreement, Erickson shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of his services to the Company consistent with corporate policies, provided that the expenses are properly accounted for.

                  b. During each calendar year of the term of this Agreement, Erickson shall be entitled to reasonable vacation with full pay; provided, however, that Erickson shall schedule such vacations at times convenient to the Company.

                  c. During the term of this Agreement, the Company shall provide Erickson with major medical insurance coverage as determined by the Company in its sole discretion, and Erickson shall be entitled to participate in all dental insurance and disability plans and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other employees of the Company, to the extent permitted by law.

                  d. During the term of this Agreement, the Company shall purchase $250,000 of term life insurance for the benefit of Erickson, so long as it is available on commercially reasonable terms.

         6.       NON-COMPETITION; NON-SOLICITATION

                  a. In consideration of the offer of employment, severance benefits and Options to be granted to Erickson hereunder, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, during the term of this Agreement and for a period equal to two years thereafter, Erickson shall not, without the prior written consent of the Company, anywhere in the United States where the Company conducts business or sells its products, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which now or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company (currently the design, sourcing and marketing of golf lifestyle sportswear and/or moderate collections for men) including, for these purposes, the two largest other businesses (excluding other smaller businesses), if any, in which, at the time of termination of his employment the Company is engaged, provided however, he will not be precluded from engaging in Men's Better Collections, (in each case, a "Competitive Business"); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Erickson was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. However, nothing in this Agreement shall preclude Erickson from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than three percent (3%) of the publicly-traded equity securities of such Competitive Business.

                  b. Erickson and the Company agree that the covenants of non-competition and non-solicitation contained in this paragraph 6 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Erickson agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company. Accordingly, Erickson agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Erickson from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

         7.       TERMINATION

                  a. This Agreement, the employment of Erickson, and Erickson's position as Chief Creative Officer of the Company shall terminate upon the first to occur of:

                  (i)      his death;

                  (ii) his "permanent disability," due to injury or sickness for a continuous period of four (4) months, or a total of eight months in a twenty-four month period (vacation time excluded), during which time Erickson is unable to attend to his ordinary and regular duties;

                  (iii) a "Constructive Termination" by the Company, which, for purposes of this Agreement, shall be deemed to have occurred upon (A) the removal of Erickson from his position as Chief Creative Officer of the Company, or (B) the material breach by the Company of this Agreement; provided that no such breach shall be considered a Constructive Termination unless Erickson has provided the Company with at least thirty (30) days' prior written notice of such breach and the Company has failed to cure such breach within such thirty (30) day period;

                  (iv) the termination of this Agreement at any time without cause by the Company;

                  (v) non-renewal of this Agreement by the Company and/or the Board of Directors;

                  (vi) the termination of this Agreement for cause, which, for purposes of this Agreement, shall mean that (1) Erickson has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the performance of his duties hereunder, or (2) Erickson has willfully and materially failed to perform his duties hereunder, or (3) Erickson has breached the terms and provisions of this Agreement in any material respect, or (4) Erickson has failed to comply in any material respect with the Company's policies of conduct including with respect to trading in securities; or

                  (vii) the termination of this Agreement by Erickson, which shall occur on not less than 60 days prior written notice from Erickson.

                  b. In the event that this Agreement is terminated, other than as a result of a Constructive Termination or by the Company without cause, the Company shall pay Erickson his base salary only through the date of termination and shall make no other payments under this Agreement. In the event that this Agreement is terminated without cause by the Company pursuant to paragraph 7(a)(iv) or through a Constructive Termination pursuant to paragraph 7(a)(iii), the Company shall pay Erickson, in lieu of all salary, compensation payments and perquisites set forth in paragraphs 3, 4 and 5 (including bonus payments and option grants), severance payments (the "Severance Payments") as follows:

                  (i)      the then-current base salary for a period of ninety
                           (90) days, if Erickson is terminated between September__, 1997 and December 31, 1998;

                  (ii) the then-current base salary for a period of one-hundred twenty (120) days, if Erickson is terminated between January 1, 1999 and December 31, 1999; or

                  (iii) the then-current base salary for a period of one-hundred fifty (150) days, if Erickson is terminated between January 1, 2000 and December 31, 2000; provided that if he is terminated after July 1, 2000, he shall also be entitled to a pro rated portion of the One Time Bonus to the extent not previously paid and to the extent earned based upon year end audited financial statements for the calendar year 2000.

                   The Severance Payments shall be payable in periodic installments in accordance with the Company's standard payroll practices, provided however that any such One

Time Bonus due under this paragraph 7b (iii) shall be paid within 30 days following completion of the audit of the annual financial statements of the Company for the fiscal year in question.


         8.       CONFIDENTIALITY; INVENTIONS

                  a. Erickson recognizes that the services to be performed by him are special, unique and extraordinary in that, by reason of his employment under this Agreement, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Erickson covenants and agrees with the Company that he will not, directly or indirectly, at any time during the term of this Agreement or thereafter, except in the performance of his obligations to the Company or with the prior written consent of the Board of Directors or as otherwise required by court order, subpoena or other government process, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company. If Erickson shall be required to make such disclosure pursuant to court order, subpoena or other government process, he shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail, within twenty-four (24) hours of learning of such court order, subpoena or other government process and, at the Company's expense, shall (i) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, studies, surveys, analyses, sketches, drawings, notes, records, software, computer-stored or disk-stored information, processes, techniques, research data, marketing and sales information, personnel data, trade secrets and other intellectual property, designs, design concepts, manuals, confidential reports, supplier names and pricing, customer names and prices paid, financial information or business plans.

                  b. Erickson confirms that all confidential information is and shall remain the exclusive property of the Company. All memoranda, notes, reports, software, sketches, photographs, drawings, plans, business records, papers or other documents or computer-stored or disk-stored information kept or made by Erickson relating to the business of the Company shall be and will remain the sole and exclusive property of the Company and shall be promptly delivered and returned to the Company immediately upon the termination of his employment with the Company.


                  c. Erickson shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Erickson during his services with the Company, whether or not during normal working hours or on the premises of the Company but exclusive of wedding dress designs as contemplated by paragraph 2 (all of which are collectively referred to in this Agreement as "Developments"). All Developments shall be the sole property of the Company, and Erickson hereby assigns to the Company, without further compensation, all of his rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and tradenames in the United States and elsewhere.

                  d. Erickson shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Erickson shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

                  e. Erickson agrees that any breach of this paragraph 8 will cause irreparable damage to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, including rights which the Company may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific performance or other equitable relief. Erickson understands and agrees that the rights and obligations set forth in paragraph 8 shall survive the termination or expiration of this Agreement.

         9.       LOAN

                  Subject to Erickson's employment with the Company not having been terminated, for any reason prior to April 1, 1998, the Company shall extend at Erickson's option a $50,000 loan to Erickson on such date on the following terms:

                  a. payment of principal in monthly installments of $757.58 for the then remaining 33 months of the term of the Employment Agreement;

                  b. monthly payments of interest on unpaid principal at the rate of 8% per annum;

                  c. 50% of any cash bonuses paid to Erickson shall be applied to the $25,000 non-amortizing balance first and then to the amortizing balance (in inverse order of maturity);

                  d. 100% of any Severance Payment will be applied to the loan up to the amount then due.

                  e. Erickson will execute a promissory note and confession of judgement at the time of receipt of the loan;

                  f. the promissory note will provide that all remaining principal and accrued interest thereon shall become due and payable immediately at the end of the term of the Employment Agreement or in the event of the termination of employment for any reason and the promissory note shall also provide that Erickson will waive the right to assert any defense or counterclaim of whatsoever nature against his obligation to repay the note; and

                  g. the promissory note will contain other customary terms.

                  h. The Company shall be entitled to deduct all payments due per this paragraph 9 directly from Erickson's paycheck.

                  i. At the Company's sole option, it may elect to receive a second mortgage on any coop or condo owned by Erickson.


         10.      REPRESENTATIONS AND WARRANTIES

                  a. Erickson represents and warrants to the Company that he was advised to consult with an attorney of Erickson's own choosing concerning this Agreement and that Erickson has done so.

                  b. Erickson represents and warrants to the Company that the execution, delivery and performance of this Agreement by Erickson complies with all laws applicable to Erickson or to which his properties are subject and does not violate, breach or conflict with any agreement by which he or his assets are bound or affected.

         11.      GOVERNING LAW

         This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York, without giving effect to its conflict of law provisions.

         12.      ENTIRE AGREEMENT

         This Agreement contains all of the understandings between Erickson and the Company pertaining to Erickson's employment with the Company, and it supersedes all undertakings and agreements, whether oral or in writing, previously entered into between them.

         13.      AMENDMENT OR MODIFICATION; WAIVER

         No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Erickson and by an officer of the Company duly authorized to do so. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

         14.      NOTICES

         Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

         If to the Company, to:

                  Pivot Rules, Inc.
                  80 West 40th Street
                  New York, NY 10018
                  Attn: E. Kenneth Seiff

         With a copy to:

                  Shereff, Friedman, Hoffman & Goodman, LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attn: Richard A. Goldberg, Esq.

         If to Erickson, to:

                  Bradley Erickson
                  465 West 23rd Street
                  Apartment 7K
                  New York, NY  10011

         with a copy to:

                  Gary Moomjian
                  Breslow and Walker
                  767 Third Avenue
                  New York,  NY  10022

         15.      SEVERABILITY

                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         16.      TITLES

                  Titles of the Sections of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any Section.

16.5     PAGINATION
         There is no page 1.

         17.      COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                                     PIVOT RULES, INC.

                                                     By:  /s/ E. Kenneth Seiff
                                                          --------------------
                                                           E. Kenneth Seiff
                                                           President


                                                     /s/ Bradley Erickson
                                                     --------------------
                                                           Bradley Erickson

                                  APPENDIX A


                      DRAFT--FOR DISCUSSION PURPOSES ONLY

                       JOB DESCRIPTION-PIVOT RULES INC.

DATE:                      July 24, 1997

POSITION:                  Chief Creative Officer

REPORTS TO:                This position reports to the CEO of the company
                           along with all of the division heads making up the executive council. This position has all design staff reporting to it.

POSITION PURPOSE:          This position is responsible for the management and
                           direction of the creative department including product design, packaging and corporate image. This includes overseeing all visual aspects of the Company's advertising, offices, showrooms, tradeshow booths, concept shops, packaging, stationery, public relations material, conception and supervision of photography and design and approval of collateral materials.

NATURE AND SCOPE:          The incumbent is responsible for all visual
                           aspects of the company and assuring they fit within the parameters of the mission statement.
                           These include the physical design of the offices, showroom, common space, concept shops, tradeshow booths and warehouse, all product design, hiring of any future designers, visual approval of all advertising and public relations material, stationery design and dress code.

                           This person is responsible for developing and guarding the Company's visual style and attitude and for making sure all visual aspects of the Company's business fit.

                           This person is responsible for showroom set up and design, including mannequins, props, displays to make sure it reflects and enhances the excitement of the line. In addition, this person should regularly review the state of the showroom to ensure that the sales department is maintaining the showroom in the desired manner.

                           The incumbent is responsible for assuring that the companies design programs are cutting edge and innovative and that a consistent theme is reflected in all visual aspects of the company. This includes the


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


                           accumulation of research and development as well as market information to forecast trends. This position must ensure that new products can be made to fit within the Company's pricing parameters. This position is responsible for line direction and planning as well as the development of new product categories (including acquisitions).

                           This person is responsible for the tracking and timely delivery of quality samples. In addition, this person is responsible for developing the design portion of and keeping to all relevant aspects of the Company Time/Action Calendar.

                           This position must identify and define the complete needs of a professional design organization including defining the scope and areas of responsibility of the entire design team. The goal of this position should be to build a self sustaining organization.

                           Budgets shall be prepared by October 15th. In addition, this person will provide timely updates of budget changes to the CFO.

PRINCIPLE FUNCTIONS OR ACCOUNTABILITIES:

     o Promote and integrate mission statement, values and service excellence in the conduct of your daily responsibilities.
     o Vision to ensure all visual aspects/features of the company consistent with mission statement and are integrated with the Company's visual identity.
     o Company earn reputation as a cool, innovative design and creative organization through creative and technical excellence coupled with research and development.
     o             Quality and timely delivery of samples.
     o             Meeting departmental budgets
     o             Implement 25 Fun Things by December 31, 1998
     o             Build a self sustaining design organization

LEVELS OF AUTHORITY:

         General:
         Complete:         [more than] $5000
         Act and Report:   $5,000-15,000
         Second Signatory: [less than] $15,000